Exhibit 99.1

vTv Therapeutics Reports Fourth Quarter and Full Year 2015 Financial and Operational Results and Recent Highlights

- Launched pivotal Phase 3 STEADFAST study with azeliragon in Alzheimer’s disease

- Completed enrollment of AGATA Phase 2b study with liver-selective Glucokinase Activator in Type 2 diabetes, with expected data readout in mid-2016

- Initiated LOGRA Phase 2b study with oral GLP-1R agonist in Type 2 diabetes, with expected data readout by year-end 2016

- Raised $104 million in net proceeds from IPO

HIGH POINT, NC – March 1, 2016 – vTv Therapeutics Inc. (Nasdaq: VTVT), a clinical-stage biopharmaceutical company engaged in the discovery and development of new orally administered treatments for Alzheimer’s disease and diabetes, today reported business highlights and financial results for the fourth quarter and year ended December 31, 2015. In addition, vTv provided an update on recent developments and upcoming milestones for its lead clinical development programs.

“Over the past year, we have made significant progress advancing our mission to develop first- and best-in-class therapies for Alzheimer’s disease and diabetes,” said President and CEO Steve Holcombe. “We initiated our pivotal Phase 3 STEADFAST study of azeliragon, a novel product candidate which has demonstrated unprecedented positive effects in treating mild Alzheimer’s disease. We also advanced two mid-stage clinical studies with oral, small molecule drug candidates in Type 2 diabetes, both of which have demonstrated sustained glucose control without the side effects seen with other current or investigational agents. We look forward to expected data readouts in mid-2016 for the fully enrolled Phase 2b study with TTP399, a liver-selective Glucokinase Activator, and at year-end for our Phase 2b study with TTP273, our oral, small molecule GLP-1R agonist. We believe our Alzheimer’s and diabetes product candidates have disruptive potential, and could vastly improve the lives of millions of patients around the world for whom there are no adequate therapeutic options.”

Added Mr. Holcombe, “In addition, we expanded and strengthened our leadership team during 2015, welcoming Jeffrey Kindler as Executive Chairman of the Board of Directors, Dr. Larry Altstiel as Chief Medical Officer, and Rudy Howard as Chief Financial Officer. We also raised over $100 million in an initial public offering, fueling our ability to invest in these important clinical programs.”

2015 AND RECENT HIGHLIGHTS

Development Programs:

STEADFAST Study with azeliragon in Alzheimer’s disease

Azeliragon: a novel, oral small molecule antagonist of the Receptor for Advanced Glycation Endproducts (RAGE) with best-in-class potential

•

vTv continues to enroll its Phase 3 study with lead product candidate azeliragon. The randomized, double-blind, placebo-controlled study, which began dosing in May 2015, is evaluating whether azeliragon can slow the cognitive and functional decline of patients with mild Alzheimer’s disease. The Company expects to complete enrollment in Part A of the Phase 3 study in mid-2016. The trial is being conducted under a Special Protocol Assessment (SPA) and has Fast Track designation.

•

Successful Phase 2b results of 5mg/day over 18 months showed statistically significant efficacy in mild-to-moderate Alzheimer’s patients (+3.1 points on ADAS-Cog standard measure of cognition) and even greater efficacy in mild patients (+4.0). Benefits were shown on CDR-SB and all secondary endpoints, including a significant reduction of psychiatric events (e.g. anxiety).

AGATA Study with TTP399 in Type 2 Diabetes

TTP399: a novel oral, liver-selective Glucokinase Activator (GKA) with first-in-class potential

•

The Phase 2b study recently completed patient enrollment and is on track for a mid-2016 data readout. AGATA is a randomized, double-blind, placebo- and active-controlled parallel group trial evaluating the safety and efficacy of TTP399 following six months administration of 180 Type 2 diabetic patients on a stable dose of metformin. The trial is designed to demonstrate that TTP399 produces significant and sustainable improvement in glycemic control.

•

Previous Phase 2a clinical data showed that the drug significantly lowered blood glucose with no evidence of hypoglycemia, increase in lipids or induction of insulin secretion. Within the high-dose arm of the study, approximately 86% of “well-controlled” patients (A1C levels < 7.5) were able to achieve pre-diabetic A1c levels(<6.5%) after only 6 weeks of treatment without any episodes of hypoglycemia following administration of the oral treatment.

LOGRA Study with TTP273 in Type 2 Diabetes

TTP273: an oral, small molecule GLP-1R agonist with best-in-class potential

•

Initiated the LOGRA Phase 2b study, a randomized, double-blind, placebo-controlled, parallel group trial evaluating the safety and efficacy of TTP273 in 156 Type 2 diabetics on stable doses of metformin.

•

Previous Phase 1b trial of TTP273 demonstrated robust effects on postprandial and fasting glucose. All doses of TTP273 were safe and well tolerated with no serious adverse events or evidence of gastrointestinal side effects compared to placebo.

•	Expect to report study results by year-end 2016.

Corporate Updates:

•	Strengthened balance sheet. vTv completed an initial public offering in July 2015, raising net proceeds of $104 million, after deducting underwriting discounts, commissions and expenses.

•	Expanded and strengthened leadership team.

--Jeffrey Kindler joined as Executive Chairman of Board of Directors. Mr. Kindler, the former Chairman & CEO of Pfizer, has over 25 years of executive management experience in the pharmaceutical and consumer products industries.

--Larry Altstiel, M.D., Ph.D., joined as Chief Medical Officer. Dr. Altstiel, a former Pfizer and Eli Lilly senior executive, brings 20 years of senior clinical research and management experience in neurodegenerative diseases.

--Rudy Howard was appointed Chief Financial Officer. Mr. Howard joins with 30 years of senior financial executive roles, last serving as CFO of SciQuest.

Upcoming Anticipated Milestones:

•	STEADFAST Study (azeliragon in Alzheimer’s disease): Expect to complete enrollment in Part A of Phase 3 study in mid-2016.

•	AGATA Study (TTP399 GKA in Type 2 diabetes): Expect to report Phase 2b safety and efficacy results in mid-2016.

•	LOGRA Study (TTP273 GLP-1R agonist in Type 2 diabetes): Expect to complete enrollment and report Phase 2b safety and efficacy results by year-end 2016.

Fourth Quarter and Full Year 2015 Financial Results

•

Cash Position: Cash, cash equivalents and marketable securities as of December 31, 2015 were $88.0 million, compared to $1.4 million as of December 31, 2014. The increase was primarily driven by the $104.4 million of proceeds received from the Company’s IPO in August offset by the subsequent use of the proceeds for operations.

•

R&D Expenses: Research and development expenses were $8.9 million in the fourth quarter of 2015 and $29.6 million for the year ended December 31, 2015, compared to $5.5 million and $18.7 million in the comparable periods in 2014. The increases in research and development expenses for both the three- and twelve-month periods were largely due to higher spending on the clinical trials for azeliragon, TTP399 and TTP273.

•

G&A Expenses: General and administrative expenses were $2.4 million in the fourth quarter of 2015 and $9.1 million in the year ended December 31, 2015, compared to $2.1 million and $11.7 million in the comparable periods in 2014. The increase in general and administrative expenses for the three-month period was primarily due to higher professional fees and insurance costs offset by lower costs for personnel. The decreases in general and administrative expenses for the twelve-month period were primarily driven by the recognition of certain personnel-related expenses recognized in 2014. Such decreases were offset by higher professional fees and insurance costs associated with the Company’s transition to a public company in 2015.

•

Net Loss: Net loss was $11.1 million for the fourth quarter of 2015 and $41.1 million for the year ended December 31, 2015, compared to net loss of $7.7 million and $36.1 million for the comparable periods in 2014.

•	Financial Guidance: vTv Therapeutics expects that its cash, cash equivalents and marketable securities will be sufficient to fund its operations through at least mid-2017.

About vTv Therapeutics Inc.

vTv Therapeutics Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of orally administered small molecule drug candidates to fill significant unmet medical needs. vTv has a pipeline of clinical drug candidates led by programs for the treatment of Alzheimer’s disease and Type 2 diabetes as well as treatment of inflammatory disorders and the prevention of muscle weakness.

Forward-Looking Statements

This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Registration Statement on Form S-1 and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

vTv Therapeutics Inc.

Consolidated Balance Sheets

(in thousands except per share data)

	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$88,003	$1,384
Restricted cash and cash equivalents	—	130
Account receivable, net	69	—
Prepaid expenses and other current assets	1,114	97
Total current assets	89,186	1,611
Note receivable	—	6,594
Property and equipment, net	624	3,778
Receivable due from a related party, net	—	800
Employee loans receivable - related party	49	58
Other long-term assets	1,673	110
Total assets	$91,532	$12,951
Liabilities Redeemable Convertible Preferred Units, Redeemable Noncontrolling Interest, Stockholders’ and Members’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$6,627	$3,079
Accounts payable and accrued expenses - related party	880	1,752
Deferred revenue	219	—
Short-term debt	—	155
Other liabilities	—	1,878
Total current liabilities	7,726	6,864
Debt - related party	—	27,310
Debt, net of current portion	—	2,110
Fair value of contingent distribution	—	26,359
Note payable	—	6,594
Other liabilities, net of current portion	245	4,434
Total liabilities	7,971	73,671
Commitments and contingencies
Redeemable convertible preferred units	—	438,086
Redeemable noncontrolling interest	161,531	—
Stockholders’/members’ deficit:
Members' deficit	—	(498,806)
Class A Common Stock, $0.01 par value; 100,000,000 shares authorized, 9,156,686 shares outstanding as of December 31, 2015	92	—
Class B Common Stock, $0.01 par value; 100,000,000 shares authorized, 23,655,814 shares outstanding as of December 31, 2015	237	—
Additional paid-in capital	117,686	—
Accumulated deficit	(195,985)	—
Total stockholders’ deficit attributable to vTv Therapeutics Inc./members’ deficit	(77,970)	(498,806)
Total liabilities, redeemable convertible preferred units, redeemable noncontrolling interest, stockholders’ and members’ deficit	$91,532	$12,951

vTv Therapeutics Inc.

Consolidated Statements of Operations

(in thousands except per share data)

	Three months ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenue	$226	$934	$519	$1,549
Operating expenses:
Research and development	8,946	5,462	29,584	18,729
General and administrative	2,370	2,140	9,077	11,717
Total operating expenses	11,316	7,602	38,661	30,446
Operating loss	(11,090)	(6,668)	(38,142)	(28,897)
Other expense, net	31	(1,047)	(2,965)	(7,204)
Net loss before income taxes	(11,059)	(7,715)	(41,107)	(36,101)
Income tax provision	—	—	—	—
Net loss before noncontrolling interest	(11,059)	(7,715)	(41,107)	(36,101)
Less: net loss attributable to noncontrolling interest	(7,890)	—	(13,609)	—
Net loss attributable to vTv Therapeutics Inc.	$(3,169)	$(7,715)	$(27,498)	$(36,101)
Net loss per share of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	$(0.35)		$(3.32)
Weighted-average number of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	9,156,686		8,276,520

CONTACTS:

Investors
The Trout Group
Adam Krop
646-378-2963
akrop@troutgroup.com

Media
BMC Communications
Brad Miles
646-513-3125
bmiles@bmccommunications.com